A Special Meeting of the Shareholders of the Munder International NetNet Fund was held on April 2, 2002. This Special Meeting was adjourned to another date in order to permit shareholders further time to respond to the solicitation of proxies. On May 1, 2002, the Special Meeting reconvened.

   The purpose of the Special Meeting was to seek the approval or disapproval from the shareholders of the Munder International NetNet Fund of an Agreement and Plan of Reorganization providing for the acquisition of all of the assets of the Munder International NetNet Fund by the Munder NetNet Fund, each a series of The Munder Funds Inc., and the assumption of all liabilities of the Munder International NetNet Fund by the Munder NetNet Fund in exchange for shares of the Munder NetNet Fund and the subsequent liquidation of the Munder International NetNet Fund. The Agreement and Plan of Reorganization was approved by shareholders.

The results of the voting are set forth below.

Number of Votes Cast by the the Munder International NetNet Fund

For 16,968,287
Against 511,694
Withheld 0
Abstentions 940,541
Broker Non-Votes 0

   On May 3, 2002, the Munder NetNet Fund acquired all of the assets of the Munder International NetNet Fund and assumed all liabilities of the Munder International NetNet Fund in exchange for shares of the Munder NetNet Fund and the subsequent liquidation of the Munder International NetNet Fund.

Number of Shares issued of Munder NetNet Fund for shares of Munder International NetNet Fund
Class A 2,348,697
Class B 2,573,497
Class C 897,481
Class K 72,290
Class Y 32,737

Unrealized appreciation/depreciation immediately prior to acquisition of all assets and assumption of all liabilities of Munder International NetNet
Fund $(32,634,135)

There were no undistributed income or gain amounts unpaid prior to the Merger of the Munder International NetNet Fund.

Net assets of Munder International NetNet Fund
Prior to Merger
Class A $27,341,579
Class B $29,080,813
Class II $10,152,251
Class K $841,545
Class Y $385,891

After Merger
Class A$0
Class B $0
Class II $0
Class K $0
Class Y $0

Net assets of Munder NetNet Fund
Prior to Merger
Class A $313,730,387
Class B $377,337,341
Class C $167,739,155
Class K $9,349
Class Y $3,457,612

After Merger
Class A $341,071,966
Class B $406,418,154
Class C $177,891,406
Class K $850,894
Class Y $3,843,503